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                                                                   EXHIBIT 10.61



                          DIAZ & ALTSCHUL CAPITAL, LLC
                          745 FIFTH AVENUE, SUITE 3001
                            NEW YORK, NEW YORK 10151

                TELEPHONE (212) 751-1011 FACSIMILE (212) 751-5757



                                 April 17, 1997

Shaman Pharmaceuticals, Inc.
East Grand Avenue
South San Francisco, California 94080-4812

Attention:  Ms. Lisa A. Conte

                              ENGAGEMENT AGREEMENT

Dear Madam or Sir:

                  This letter agreement (this "Agreement") confirms the understanding between Shaman Pharmaceuticals, Inc., a Delaware corporation (with its subsidiaries collectively, the "Company"), and Diaz & Altschul Capital, LLC (the "Placement Agent"), pursuant to which the Company has retained the Placement Agent to render certain financial advisory services to the Company, on the terms and subject to the conditions set forth herein, in connection with the matters referred to herein.

                  1.       RETENTION.

                           (a)      The Company hereby retains the Placement
Agent to act as, and the Placement Agent agrees to act as, financial adviser to the Company on an exclusive basis in connection with an offering (the "Transaction") by the Company structured as an offering conducted pursuant to Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or another private placement exemption. The Transaction will be structured to result in proceeds to the Company (before deducting fees of the Placement Agent) of approximately $10 million, although the offering to investors will not establish any minimum or maximum size of the offering. The Placement Agent shall be obligated to use its best efforts to assist the Company in completing the Transaction but shall not be obligated to purchase for cash consideration any of the securities offered in the Transaction.

                           (b)      The Company agrees to sell the securities in
the Transaction pursuant to agreements in forms mutually satisfactory to the Company and the investors who


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purchase the securities. The documents for the transaction will be prepared by the Placement Agent and its legal counsel. It is expected that the offering materials to be provided by the Company for use by the Placement Agent in the Transaction will consist of the Company's latest Annual Report on Form 10-K, all reports and documents filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such annual report on Form 10-K and such other information, if any, as the Company shall determine to provide to prospective investors.

                  2.       COMPENSATION.

                           (a)      As compensation for services rendered and to
be rendered hereunder by the Placement Agent, the Company agrees to pay the Placement Agent (or cause the Placement Agent to be paid), at the time of the closing of the Transaction, (1) an amount in cash equal to 3 percent of the gross proceeds (on gross proceeds up to $7.5 million) from the sale of securities to investors in the Transaction and (2) an amount of securities (the "Fee Securities") of the same type as sold to investors in the Transaction having a value equal to 4 percent of the gross proceeds from the sale of securities to investors in the Transaction. For this purpose, the Fee Securities will be valued at the same unit price paid in cash by investors in the Transaction. The Fee Securities shall be registered in such names and denominations as specified by the Placement Agent. The holders of the Fee Securities will be entitled to registration rights under applicable securities laws on the same terms as the investors in the Transaction. If the Transaction is consummated in more than one closing, such compensation shall be paid pro rata upon each closing.

                           (b)      The Company agrees to pay the Placement
Agent the non- refundable amount of $25,000 upon execution of this Agreement by the Company, as a retainer to be credited against the fees payable by the Company pursuant to Section 2(a) if any closing of the Transaction occurs. The Company shall pay or reimburse the Placement Agent for up to $50,000 of actual out-of-pocket legal fees and expenses incurred by the Placement Agent in connection with its engagement hereunder. The Company shall be responsible for its own out-of-pocket expenses incurred in connection with the Transaction, including, without limitation, costs and expenses of its legal counsel.

                           (c)      All cash payments to the Placement Agent
hereunder shall be made by wire transfer of immediately available funds to such account as shall be specified by the Placement Agent.

                  3. TERMINATION OR RESIGNATION. Subject to Section 8, hereof, each of the Placement Agent and the Company shall have the right at any time during the term of this Agreement to terminate the Placement Agent's services under this Agreement for any reason on ten days prior written notice. If the Company terminates the Placement Agent's services hereunder at any time, the Placement Agent shall be entitled to receive all of the


                                       2.

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amounts earned and payable pursuant to Section 2 hereof during the period ending on the effective date of such termination; provided, however, that if the Company terminates the Placement Agent's services and, within 12 months after such termination, proceeds with a financing which is exempt from registration under the Securities Act on terms substantially similar to the terms proposed by the Placement Agent with (x) any purchaser who completes a purchase of securities in the Transaction or (y) any person introduced to the Transaction by the Placement Agent pursuant to its engagement under this Agreement or with respect to whom the Placement Agent assisted the Company in negotiations regarding the Transaction during its engagement, then the Placement Agent shall be entitled to receive compensation at the rate provided for in Section 2 hereof as if the Placement Agent had been the financial adviser in connection therewith.

                  4. INDEMNITY. As the Placement Agent shall be acting on behalf of the Company, the Company agrees to indemnify the Placement Agent as set forth in SCHEDULE I hereto, which is incorporated herein and made a part hereof.

                  5. REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company represents and warrants to the Placement Agent that:

                           (a)      this Agreement has been duly authorized and
validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms; and

                           (b)      the securities offered in the Transaction
will, when issued and paid for, be legal, valid and binding obligations of the Company, in the case of securities other than capital stock, and duly authorized, validly issued, fully paid and non-assessable, in the case of capital stock.

                  6. FURTHER COVENANTS OF THE COMPANY. The Company agrees as follows:

                           (a)      The Company agrees that, except as otherwise
required by law, any reference to the Placement Agent or any affiliate of the Placement Agent in any document, or any other release or communication to any party outside the Company, is subject to the Placement Agent's prior approval (which shall not be unreasonably withheld), which shall be given or subsequently confirmed in writing. Except as otherwise required by law, if the Placement Agent resigns its appointment or is terminated prior to the dissemination of any such document or other release or communication, no reference shall be made therein to the Placement Agent without the Placement Agent's prior written permission; and

                           (b)      In connection with the Placement Agent's
activities hereunder, the Company agrees to famish the Placement Agent with all information concerning the Company that the Placement Agent reasonably deems appropriate and agrees to provide the Placement Agent with appropriate access to the Company's accountants, counsel,


                                       3.

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consultants and other appropriate agents and representatives. The Company acknowledges that the Placement Agent may rely upon the completeness and accuracy of information and data furnished to it by the Company's officers, directors, employees, agents and representatives without independent verification of such information and data or an appraisal of the Company's assets.

                  7. CONFIDENTIALITY. Except to the extent authorized by the Company or required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, the Placement Agent agrees that it shall not disclose to any person, other than to persons who need to know the information in connection with the Placement Agent's engagement hereunder (subject to the last sentence of this section), any confidential information which has not become public (other than through disclosure in violation of this Section 7), about the Company received by the Placement Agent from the Company or its attorneys, accountants, consultants or other agents or representatives in connection with the services rendered hereunder. The Placement Agent shall notify the Company of any order or directive to the Placement Agent to disclose any such confidential information and shall cooperate with the Company (at the Company's sole cost and expense) in resisting such order or directive, if appropriate, in limiting the scope of the information to be disclosed, and in maintaining the confidentiality of any information that is disclosed. Without the consent of the Company, the Placement Agent shall not disclose any confidential information to any employee or agent of the Placement Agent except in connection with rendering advice to the Company and shall use all reasonable efforts to ensure that all such confidential information remains confidential.

                  8. SURVIVAL OF CERTAIN PROVISIONS. The compensation and expense provisions contained in Section 2, the termination and resignation provisions contained in Section 3, the indemnity and contribution agreements contained in Section 4 and SCHEDULE I of this Agreement, the representations and warranties of the Company contained in Section 5 of this Agreement, Section 7 and this Section 8 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Placement Agent or by or on behalf of any affiliate of the Placement Agent, any Indemnified Person (as defined in SCHEDULE I hereto), or any person controlling any of them,
(b) consummation of the Transaction, or (c) any termination or expiration of this Agreement or the Placement Agent's services under this Agreement, and this Agreement shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representative of the Company, the Placement Agent, the Indemnified Persons and any such person.

                  9. NOTICES. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (which shall include telephone line facsimile transmission) to the Company at the address set forth on the first page of this Agreement or at the following telephone line facsimile transmission number: (415) 873-1463, as the case may be, and to the Placement Agent at 745 Fifth Avenue, Suite 3001, New York, New York 10151, Attention: Mr. Arthur G. Altschul, Jr., or at the following telephone line facsimile line transmission number: (212) 751-5757, as the case may


                                       4.

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be, in either case with a copy to Law Offices of Brian W Pusch, Penthouse Suite,
29 West 57th Street, New York, New York 10019 (telephone line facsimile transmission number (212) 980-7055). Any such notice shall be effective upon receipt.

                  10. CONSTRUCTION. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed wholly in the State of New York, without regard to principles of conflict of laws.

                  11. SEVERABILITY. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

                  12. HEADINGS. The section headings in this Agreement have been inserted as a matter of convenience for reference and are not an effective part of this Agreement.

                  13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  14. THIRD PARTY BENEFICIARIES. This Agreement has been and is made solely for the benefit of the Company, the Placement Agent and the other Indemnified Persons referred to in Section 4 hereof and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                  15. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of the Company, the Placement Agent, the Indemnified Persons and their respective successors, permitted assigns, heirs and personal representatives. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement.

                  16. ADVERTISEMENTS. The Company agrees that the Placement Agent shall have the right to place advertisements after the final closing of the Transaction in financial and other newspapers and journals at its own expense describing its services to the Company hereunder. The Placement Agent shall afford the Company a reasonable opportunity to review the text of any such advertisement before it is placed and will not include in any such advertisement any statements to which the Company reasonably objects.


                                       5.

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                  If the foregoing terms correctly set forth our agreement,
please confirm this by signing and returning to the Placement Agent the duplicate copy of this letter. Thereupon this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

                                        DIAZ & ALTSCHUL CAPITAL, LLC


                                        By: /s/  Reinaldo M. Diaz
                                            ----------------------------------
                                                 Reinaldo M. Diaz



Confirmed and Agreed to as of
the date first set forth above:

SHAMAN PHARMACEUTICALS, INC.


By: /s/  Lisa A. Conte
    -------------------------------
         Lisa A. Conte
         President and
         Chief Executive Officer





                                       6.

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                                                                      SCHEDULE I


                  This SCHEDULE I is a part of and is incorporated into that certain letter agreement, dated April 4, 1997 (the "Agreement"), by and between Shaman Pharmaceuticals, Inc., a Delaware corporation (with its subsidiaries collectively, the "Company"), and Diaz & Altschul Capital, LLC (the "Placement Agent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

                  The Company agrees to indemnify and hold harmless the Placement Agent, its affiliates and each person controlling the Placement Agent (within the meaning of Section 15 of the Securities Act), and the respective directors, officers, agents and employees of the Placement Agent, its affiliates and each such controlling person (the Placement Agent and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "Liabilities"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the "Expenses") as they are incurred by an indemnified person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation and whether or not any Indemnified Person is a party (collectively, the "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Company (including any amendments thereof and supplements thereto) (the "Offer Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Person's negligence, bad faith, or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this SCHEDULE I.

                  Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the


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Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Placement Agent. Any inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Person's negligence, bad






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